Exhibit 32

In connection with the Quarterly Report of ICTV Brands, Inc. (the “Company”) on Form 10-Q for the period ending June 30, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Kelvin Claney, Chief Executive Officer, Richard Ransom, President, and Ryan LeBon, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of their knowledge and belief:

(1)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Kelvin Claney
Kelvin Claney,
Chief Executive Officer

/s/ Richard Ransom
Richard Ransom,
President

/s/ Ryan LeBon
Ryan LeBon,
Chief Financial Officer

Date: August 9, 2016